Consent of Independent Registered Public Accounting Firm

Interface, Inc.
Atlanta, Georgia
We hereby consent to the incorporation by reference in this Registration Statement of our reports dated March 1, 2023, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Interface, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended January 1, 2023.

/s/ BDO USA, LLP

Atlanta, Georgia
March 24, 2023